News Release

Woodward, Inc.
1000 East Drake Road
Fort Collins, Colorado 80525, USA
Tel: 970-482-5811
Fax: 970-498-3058

FOR IMMEDIATE RELEASE

CONTACT: Robert F. Weber, Jr.

Vice Chairman, Chief Financial Officer and Treasurer

970-498-3112

Woodward Announces Preliminary Fiscal Third Quarter Results,
Revises Full Year Outlook and Schedules Third Quarter Earnings Release and Conference Call

Fort Collins, Colo., July 16, 2012—Woodward, Inc. (NASDAQ:WWD) today announced preliminary results for the third fiscal quarter of 2012 as well as revised guidance for the full fiscal year.

Net sales are expected to be approximately $460 million for the third fiscal quarter of 2012. Fully diluted earnings per share for the third fiscal quarter of 2012 are expected to be approximately $0.40 per share, reflecting a third quarter 2012 effective tax rate of approximately 25 percent.

Woodward’s Aerospace segment sales and earnings came in below expectations for the quarter driven by ERP system-related issues that have been addressed, lower defense sales, and a lower growth rate than anticipated in commercial aftermarket sales.

The Aerospace segment has been awarded a substantial number of significant new system programs, as previously announced. Many of the programs have expanded more than anticipated in both content and complexity, requiring increased new product development and production process investments. This increased investment coupled with lower sales volumes created unanticipated earnings pressure.

The Energy segment experienced both sales and related earnings growth over the prior year quarter, although they were also slightly below our expectations.

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Therefore, in light of macroeconomic uncertainty and the issues identified in the third quarter of fiscal 2012, the company has revised its outlook for the 2012 full fiscal year. Net sales are now expected to be between $1.85 to $1.90 billion. Fully diluted earnings per share for the 2012 full fiscal year are now anticipated to be between $1.90 to $2.00 per share. The full year 2012 effective tax rate is anticipated to be approximately 29.5 percent.

The outlook for the full year reflects a significant sequential increase in both sales and earnings from the third quarter of 2012 based on anticipated improvement in operational performance and order volumes for the fourth quarter.

“While our markets may continue to be less predictable quarter-to-quarter as macroeconomic trends unfold, we expect our proven competitive strengths, including industry-advancing innovation and collaborative relationships with leading customers, will continue to serve us well,” said Thomas A. Gendron, Chairman and Chief Executive Officer. “Our recently announced significant awards and agreements give rise to increased investments, which provide new opportunities and further validate our strategic direction.”

Preliminary Results May Be Subject to Change

Woodward cautions that all of the results with respect to the third fiscal quarter of 2012 are preliminary estimates and are subject to the completion of the SAS 100 review, which could have a significant material impact on Woodward’s actual financial results for the third fiscal quarter of 2012. Woodward will provide complete results for the third fiscal quarter of 2012 as well as additional information in its upcoming quarterly earnings announcement.

Third Quarter Fiscal 2012 Earnings Release and Conference Call
Woodward expects to report its fiscal 2012 third quarter earnings at approximately
4:00 p.m. EDT on Monday, July 23, 2012. A news release will be issued at that time and an investor conference call will be held at 4:30 p.m. EDT.

In the conference call, the company will provide an overview of its business highlights and financial performance. You are invited to listen to the call live via the company’s website, www.woodward.com, on July 23. A webcast presentation will be available on

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the website by selecting “Investors/Calendar of Events” from the menu. The call and presentation will remain accessible on the website for 14 days.

You may also listen to the call by dialing 1-866-259-1024 (domestic) or 1-703-639-1218 (international). Participants should call prior to the start time to allow for registration; the Conference ID is 1581958. An audio replay will be available by telephone from 7:30 p.m. EDT on July 23 until 11:59 p.m. EDT on July 28. The telephone number to access the replay is 1-888-266-2081 (domestic) or 1-703-925-2533 (international), reference access code 1581958.

About Woodward, Inc.
Woodward is an independent designer, manufacturer, and service provider of control solutions for the aerospace and energy markets. Our aerospace systems and components optimize the performance of fixed wing and rotorcraft platforms in commercial, business and military aircraft, ground vehicles and other equipment. Our energy-related systems and components enhance the performance of industrial gas and steam turbines, reciprocating engines, compressors, wind turbines, electrical grids and other energy-related industrial equipment. The company’s innovative fluid energy, combustion control, electrical energy, and motion control systems help customers offer cleaner, more reliable and more efficient equipment. Our customers include leading original equipment manufacturers and end users of their products. Woodward is headquartered in Fort Collins, Colorado, USA. Visit our website at www.woodward.com.

The statements in this release concerning the company’s future sales, earnings, business performance, prospects, and the economy in general reflect current expectations and are forward-looking statements that involve risks and uncertainties. Actual results could differ materially from projections or any other forward-looking statement and we have no obligation to update our forward-looking statements. Factors that could cause actual results and the timing of certain events to differ materially from the forward-looking statements include, but are not limited to, the instability in the financial markets, sovereign credit rating downgrades and uncertainty surrounding European sovereign and other debt defaults, and prolonged unfavorable economic and other industry conditions; Woodward’s ability to implement and realize the intended effects of its restructuring efforts; Woodward’s ability to manage its expenses relative to sales; the ability of Woodward’s suppliers to meet their obligations; Woodward’s ability to integrate acquisitions and manage the costs related thereto; the success of, or expenses associated with, our product development activities; Woodward’s debt obligations, debt service requirements, and any limitations regarding its ability to operate its business and pursue business strategies and incur additional debt in light of certain restrictive covenants in its outstanding debt documents; risks relating to U.S. government contracting activities, including any decline in the level of U.S. defense spending; future impairment charges resulting from changes in the estimated fair value of reporting units or of long-lived assets; unforeseen events that significantly reduce commercial airline travel; risks from operating internationally, including the impact on reported earnings from fluctuations in foreign currency exchange rates, and other risk factors described in Woodward’s Annual Report on Form 10-K for the year ended September 30, 2011 and any subsequently filed Quarterly Report on Form 10-Q.

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